EXHIBIT 10.92
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Amendment”), effective as of January 11, 2013, is entered into by and between PEDEVCO Corp., as successor-in-interest to Pacific Energy Development Corp. (herein referred to as the “Company”), and Michael L. Peterson.

WITNESSETH:

WHEREAS, the Company and you have entered into an employment letter agreement, dated June 16, 2012 (the “Agreement”), concerning the employment of you as Executive Vice President and Chief Financial Officer of the Company; and

WHEREAS, the parties wish to amend the Agreement to revise the termination and severance terms as set forth therein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.	Section 8 of the Agreement is amended and restated in full to read as follows:

“8.           Termination.

(a)           Termination By The Company Other Than For Cause; Or By Me For Good Reason.

(1)  The Company shall have the right to terminate my employment other than for Cause at any time and I shall have the right to resign for Good Reason at any time.

(2)  If (x) the Company or its successors terminate my employment with the Company other than for Cause or (y) I resign for Good Reason, then:  (a) the Company shall pay to me within thirty (30) days after the termination or resignation an amount equal to eighteen (18) months of my base salary plus target bonus as in effect immediately before my termination of employment or resignation (in the event no target bonus has been established, the target bonus shall be 30% of my base salary), subject to Section 8(m) below (together, the “Separation Payment”); (b) any outstanding stock option(s) or restricted stock granted by the Company to me shall become fully vested and options shall remain exercisable for twelve (12) months following my termination pursuant to this Section 8(a)(2), or the tenth anniversary of the date(s) of the grant(s) specified in the relevant option agreement(s), whichever is the shorter period; (c) a certificate(s) representing such restricted shares will be delivered to me within thirty (30) days after the end of the applicable restriction period; and (d) the Company shall continue to provide me and my dependents with the same level of life, disability, accident, dental and health insurance benefits I and my dependents were receiving immediately before my termination for the shorter of (i) three (3) years following my termination or resignation or (ii) through the date that I commence employment with another employer that offers life, disability, accident, dental and health insurance benefits to me and my dependents similar to those received by me and my dependents on the date of termination or resignation.

(3)  If the termination or resignation described in Section 8(a)(2) occurs within one (1) year after or six (6) months before a Change of Control, then (a) the Company shall pay to me, within thirty (30) days after the termination of employment or resignation an amount equal to thirty-six (36) months of my annual base salary plus target bonus as in effect immediately before my termination of employment or resignation (in the event no target bonus has been established, the target bonus shall be 30% of my base salary) subject to Section 8(m) below (together, the “Separation Payment”); (b) any outstanding stock option(s) or restricted stock granted by the Company to me shall become fully vested and, if applicable, options shall remain exercisable for twelve (12) months following my termination or resignation, or the tenth anniversary of the date(s) of the grant(s) specified in the relevant option agreement(s), whichever is the shorter period; (c) a certificate(s) representing such restricted shares will be delivered to me within thirty (30) days after the end of the applicable restriction period; (d) the Company shall continue to provide me and my dependents with the same level of life, disability, accident, dental and health insurance benefits I and my dependents were receiving immediately before my termination for the shorter of (i) four (4) years following my termination or resignation or (ii) through the date that I commence employment with another employer that offers life, disability, accident, dental and health insurance benefits to me and my dependents similar to those received by me and my dependents on the date of termination or resignation.  In the event the Change of Control occurs six (6) months following the termination or resignation and I have already received the benefits set forth in Section 8(a)(2)(a) above (i.e., 18 months base salary and target bonus), the Company shall make an additional adjustment payment to me necessary to make the aggregate payments previously paid to me under Section 8(a)(2)(a) equal those due under Sections 8(a)(3)(a) as a result of the Change of Control.

(b)           Termination By The Company For Cause; Or By Me Other Than For Good Reason.

(1)  The Company shall have the right to terminate my employment at any time for Cause, and I shall have the right to quit or resign at any time other than for Good Reason.

(2)  If the Company terminates my employment for Cause, or I quit or resign other than for Good Reason, the Company’s only obligation to me under this Employment Agreement shall be to pay my base salary (including accrued vacation) actually earned to the date the my employment terminates.

(c)           Termination for Disability or Death.

(1)  Notwithstanding anything to the contrary herein, the Company shall have the right to terminate my employment on or after the date I have a Disability, and my employment shall terminate at my death.

(2)    If my employment terminates under this Section 8(c), the Company shall pay me or, if I die, my estate, no further compensation or benefits with respect to my employment, except those which have accrued due and those which may be provided to me pursuant to a group disability and insurance policies or the Company’s 401(k), profit sharing plan and pension plan will be paid.  My estate or I will have 90 days from the date of termination to exercise stock options. My vested restricted stock will be issued to me or my estate in thirty (30) days.

(d)           Cause.  The term “Cause” shall mean my (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with my responsibilities as an employee, officer or director of the Company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon the Company (a defined below); (4) illegal use or distribution of drugs; (5) material violation of any policy or code of conduct of the Company; or (6) material breach of any provision of this Employment Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by me for the benefit of the Company or any of its affiliates, all as reasonably determined in good faith by the Board of Directors of the Company. However, an event that is or would constitute “Cause” shall cease to be “Cause” if I reverse the action or cures the default that constitutes “Cause” within 10 days after the Company notifies me in writing that Cause exists.

No act or failure to act on my part will be considered “willful” unless it is done, or omitted to be done, by me in bad faith or without reasonable belief that such action or omission was in the best interests of the Company.  Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the Board, or the advice of counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.

For purposes of this section, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or its subsidiaries, taken as a whole.

(e)           Good Reason.  “Good Reason” means the occurrence of any of the following without my written consent: (a) the assignment to me of duties substantially inconsistent with this Employment Agreement or a material adverse change in my titles or authority; (b) any failure by the Company to comply with Section 4 hereof in any material way; (c) any material breach of this Employment Agreement by the Company; or (d) the relocation of me more than fifty (50) miles from the location of the Company’s principal office located in Danville, California.  However, an event that is or would constitute “Good Reason” shall cease to be “Good Reason” if:  (i) I do not terminate employment within 45 days after the event occurs; (ii) before I terminate employment, the Company reverses the action or cures the default that constitutes “Good Reason” within 10 days after I notify it in writing that Good Reason exists; or (iii) I was a primary instigator of the “Good Reason” event and the circumstances make it inappropriate for me to receive “Good Reason” termination benefits under this Employment Agreement (e.g., I agree temporarily to relinquish my position on the occurrence of a merger transaction I assist in negotiating).

(f)           Disability.  I shall have a “disability” under this Employment Agreement on the date the Company receives written notice from a physician selected by the Company that I have a “disability,” as defined in Section 22(e)(3) of the Internal Revenue Code, as amended).

(g)           Change of Control.  A “Change of Control” shall mean:  (i) a merger, consolidation or sale of capital stock by existing holders of capital stock of the Company that results in more than 50% of the combined voting power of the then outstanding capital stock of the Company or its successor changing ownership; (ii) the sale, or exclusive license, of all or substantially all of the Company's assets; or (iii) the individuals constituting the Company’s Board as of the date of the Employment Agreement (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board. Notwithstanding the foregoing and for purposes of clarity, a transaction shall not constitute a Change in Control if: (w) its sole purpose is to change the state of the Company’s incorporation; (x) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (y) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

(h)           Benefits. I shall have the right to receive any benefits payable under the Company’s employee benefits plans, programs and policies (other than a termination and separation or severance plan that the Company may adopt at a future date that may be applicable to executives and/or employees of the Company (a “Severance Plan”)) which I otherwise have a non-forfeitable right to receive under the terms of such plans, programs and policies (other than severance benefits) independent of my rights under this Employment Agreement upon a termination of employment in addition to any other benefits under this Section 8 without regard to the reason for such termination of employment.  I acknowledge and agree that until the termination of this Employment Agreement, I shall not be entitled to participate in a Severance Plan.

(i)           Notice of Termination.  Any termination by the Company or by me for any reason shall be communicated by a notice of termination to the other party hereto and shall be given in accordance with Section 11.  Such notice shall state the specific termination provision in the Employment Agreement upon which the termination relies, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated, to the extent applicable.

(j)           Officer and Directorship.  In the event I am terminated or resign for any reason, I agree to resign, effective the same date, from any office or directorship held with the Company or any of its subsidiaries or affiliate companies.

(k)           No Mitigation.  I shall not be required to mitigate the amount of any severance payment contemplated by this Employment Agreement, nor shall any such payment be reduced by any earnings that I may receive from any other source, except and to the extent expressly provided herein.

(l)           Stock Award Agreements.  In the event of a conflict adverse to me between the terms of this Employment Agreement and the terms of any agreement granting me stock options or restricted stock, the conflicting terms of this Employment Agreement shall govern, unless otherwise required by applicable law.

(m)           Section 409A.  The Separation Payment is intended to qualify as separation pay due to involuntary Separation from Service under Treasury Regulation §1.409A-1(b)(9)(iii).  To the extent the Separation Payment, or any portion thereof, so qualifies or is otherwise exempt from the requirements of Section 409A, such amount shall be paid in full as set forth in Section 8(a).  If all or any portion of the Separation Payment does not qualify as separation pay due to involuntary Separation from Service under Treasury Regulation §1.409A-1(b)(9)(iii) and is not otherwise exempt from the requirements of Section 409A such amount shall be paid as follows:  (a) if I am not a Specified Employee, such amount shall be paid in full as set forth in Section 8(a), or (b) if I am a Specified Employee, such amount shall be paid in full on the date that is six months following the date of my Separation from Service.  For purposes of this Agreement, the terms “Separation from Service” and “Specified Employee” have the meanings ascribed to those terms in Section 409A.

Furthermore, if I am a Specified Employee and the benefits specified in this Section 8(a) are taxable to me and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits.  Any amounts to which I would otherwise be entitled under Section 8(a) during the first six months following the date of my Separation from Service shall be accumulated and paid to me on the date that is six months following the date of my Separation from Service.  Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under Section 8(a), or in-kind benefits provided, during my taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of mine.  Any reimbursement of an expense described in Section 8(a) shall be made on or before the last day of my taxable year following my taxable year in which the expense was incurred.  My right to reimbursement or in-kind benefits pursuant to Section 8(a) shall not be subject to liquidation or exchange for another benefit.  Subject to my Group Medical Plan COBRA Coverage Continuation rights under section 4980B of the Code, the benefits listed in this Section 8(a) shall be reduced to the extent benefits of the same type are received by me, my spouse or any eligible dependent from any other person during such period, and provided, further, that I shall have the obligation to notify the Company that I or they are receiving such benefits.”

2.	Except to the extent modified hereby, the Agreement shall remain in full force and effect.

3.	This Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date and year first referenced above.

“The Company”	PEDEVCO Corp.

Date: January 11, 2013	By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
President and Chief Executive Officer

Date: January 11, 2013		/s/ Michael L. Peterson
Michael L. Peterson